Exhibit 99.1

Investor	Mike McGuire	Media	T.J. Crawford
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		External Affairs
	(401) 770-4050		(212) 457-0583

FOR IMMEDIATE RELEASE
CVS HEALTH REPORTS FOURTH QUARTER AND FULL YEAR RESULTS AND
PROVIDES 2019 FULL YEAR GUIDANCE

Fourth Quarter Year-over-Year Highlights:

•	Completed $70 billion acquisition of Aetna

•	Revenues (1) increased 12.5% to $54.4 billion

•	GAAP diluted earnings (loss) per share from continuing operations of $(0.37), including a $2.2 billion, or $(1.99) per share, goodwill impairment charge related to the Long-Term Care (“LTC”) business

•	Adjusted EPS of $2.14

Full Year Highlights:

•	Revenues (1) increased 5.3% to $194.6 billion

•	GAAP diluted earnings (loss) per share from continuing operations of $(0.57), including $6.1 billion, or $(5.89) per share, of goodwill impairment charges related to the LTC business

•	Adjusted EPS of $7.08

•	Generated cash flow from operations of $8.9 billion; free cash flow of $6.8 billion

2019 Guidance:

•	GAAP operating income (1) between $11.7 billion to $12.1 billion

•	Adjusted operating income (2) between $14.8 billion to $15.2 billion (excludes amortization of intangible assets)

•	GAAP diluted EPS from continuing operations in the range of $4.88 to $5.08

•	Adjusted EPS in the range of $6.68 to $6.88

•	Cash flow from operations between $9.8 billion to $10.3 billion

WOONSOCKET, RHODE ISLAND, February 20, 2019 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months and year ended December 31, 2018.

President and Chief Executive Officer Larry Merlo stated, “2018 was a milestone year for CVS Health as we successfully completed our transformational merger with Aetna, began effective implementation of our integration strategy, and took important steps toward building the integrated healthcare model that will bring substantial value to our various stakeholders. We had strong financial performance and delivered on our operating expectations.”

“With the completion of the Aetna acquisition, we have set the stage for CVS Health to excel in a market that is rapidly transforming. We strongly believe in the long-term value that the full breadth of our capabilities can provide. Our unique combination will drive above-market growth going forward across all of the enterprise. Maintaining our focus on community-level products and services will drive meaningful value for both consumers and payors, while improving our bottom line and the value we return to shareholders. Ultimately, our open platform model allows us to meet the needs of all payors with newly created products and services. We’re more excited than ever about the opportunities that lie ahead.”

_____________________________________________

(1)
Effective for the fourth quarter of 2018, interest income was reclassified from interest expense, net to net investment income within revenues to conform with insurance company presentation. Accordingly, revenues and operating income have been revised for all prior periods presented to conform with the current presentation. See Supplemental Information starting on page 15.

(2)	In 2019, adjusted operating income will also exclude the amortization of intangible assets. See Supplemental Information on page 21.

Consolidated Fourth Quarter and Full Year 2018 Results

	Three Months Ended			Year Ended
	December 31,			December 31,
In millions, except per share amounts	2018	2017	Change	2018	2017	Change
Revenues	$54,424	$48,391	$6,033	$194,579	$184,786	$9,793
Operating income	824	3,114	(2,290)	4,021	9,538	(5,517)
Adjusted operating income (1)	3,352	3,207	145	10,255	10,008	247
Net income (loss)	(421)	3,287	(3,708)	(596)	6,623	(7,219)
Diluted earnings (loss) per share from continuing operations	$(0.37)	$3.22	$(3.59)	$(0.57)	$6.45	$(7.02)
Adjusted EPS (1)	$2.14	$1.92	$0.22	$7.08	$5.90	$1.18
Enterprise prescriptions (2)	685.2	650.4	34.8	2,658.0	2,515.1	142.9
Medical membership as of December 31, 2018 (3)				22.1

_____________________________________________

(1)	Refer to additional information on non-GAAP financial measures later in this release.

(2)
Enterprise prescriptions include prescriptions dispensed through our retail pharmacies, long-term care pharmacies, and mail order pharmacies as well as prescription claims managed through our pharmacy benefit manager, with an elimination for managed prescription claims filled through CVS Health dispensing channels. Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(3)	Refer to page 20 for additional detail on medical membership.

•
As a result of the acquisition of Aetna Inc. (“Aetna”), which closed November 28, 2018, the Company established a new Health Care Benefits segment, which is the equivalent of the former Aetna Health Care segment. Certain aspects of Aetna’s operations, including products for which the Company no longer solicits or accepts new customers, such as large case pensions and long-term care products, are included in the Company’s Corporate/Other segment.

•
Revenues increased 12.5% and 5.3% for the three months and year ended December 31, 2018, respectively, compared to the prior year. Revenue growth was primarily driven by increased pharmacy network claims in the Pharmacy Services segment, increased prescription volume in the Retail/LTC segment and the addition of Aetna. The increase was partially offset by continued price compression in the Pharmacy Services segment and reimbursement pressure in the Retail/LTC segment, as well as increased generic dispensing.

•
Operating income declined in both the three months and year ended December 31, 2018 compared to the prior year primarily due to the goodwill impairment charges in the Retail/LTC segment discussed below.

•
Adjusted operating income increased 4.5% and 2.5% for the three months and year ended December 31, 2018, respectively, compared to the prior year. Earnings growth was primarily driven by increased prescription volume, improved purchasing economics and the addition of Aetna, partially offset by continued price compression in the Pharmacy Services segment and reimbursement pressure in the Retail/LTC segment.

•
Net loss for both the three months and year ended December 31, 2018 was driven primarily by the goodwill impairment charges in the Retail/LTC segment discussed below, the majority of which are not deductible for income tax purposes, and the increase in interest expense due to the 2018 financing associated with the acquisition of Aetna.

•
The effective income tax rate was 517.1% and 142.4% for the three months and year ended December 31, 2018, respectively, compared to (17.0)% and 19.8% for the three months and year ended December 31, 2017, respectively. The increase for both periods is due to the goodwill impairment charges in the Retail/LTC segment discussed below, the majority of which are not deductible for income tax purposes, and an income tax benefit of $1.5 billion recorded in the three months and year ended December 31, 2017 which reflected the remeasurement of the Company’s net deferred income tax liabilities as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”). The increase was partially offset by a lower federal corporate income tax rate in 2018 compared to the prior year as a result of the enactment of the TCJA, which reduced the federal corporate income tax rate in 2018 from 35% to 21%.

Pharmacy Services Segment

The Pharmacy Services segment provides a full range of pharmacy benefit management services to employers, health plans, government employee groups and government sponsored programs. The segment results for the three months and years ended December 31, 2018 and 2017 are as follows:

	Three Months Ended			Year Ended
	December 31,			December 31,
In millions	2018	2017	Change	2018	2017	Change
Revenues	$34,890	$34,153	$737	$134,128	$130,601	$3,527
Operating income	1,495	1,457	38	4,699	4,657	42
Total pharmacy claims processed (1)	484.6	458.7	25.9	1,889.8	1,781.9	107.9
Pharmacy network	409.2	389.7	19.5	1,601.4	1,516.7	84.7
Mail choice	75.4	69.0	6.4	288.4	265.2	23.2

_____________________________________________

(1)
Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

•
Revenues increased 2.2% and 2.7% in the three months and year ended December 31, 2018, respectively, compared to the prior year due to increased total pharmacy claims volume, partially offset by continued client pricing pressures.

•
Total pharmacy claims processed increased 5.6% and 6.1%, on a 30-day equivalent basis, in the three months and year ended December 31, 2018, respectively, compared to the prior year primarily driven by net new business and the continued adoption of Maintenance Choice® offerings.

•
Operating income increased 2.6% and 0.9% in the three months and year ended December 31, 2018, respectively, compared to the prior year driven by increased claims volume and improved purchasing economics, partially offset by continued pricing compression.

Refer to supplemental information on page 18 for additional information regarding the performance of the Pharmacy Services segment.

Retail/LTC Segment

The Retail/LTC segment fulfills prescriptions for medications, provides patient care programs, sells a wide-assortment of general merchandise, provides health care services through walk-in clinics and provides services to long-term care facilities. The segment results for the three months and years ended December 31, 2018 and 2017 are as follows:

	Three Months Ended			Year Ended
	December 31,			December 31,
In millions	2018	2017	Change	2018	2017	Change
Revenues	$22,029	$20,910	$1,119	$83,989	$79,398	$4,591
Operating income (loss)	(270)	2,116	(2,386)	620	6,558	(5,938)
Prescriptions filled (1)	349.4	321.8	27.6	1,339.1	1,230.5	108.6

_____________________________________________

(1)
Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

•
Revenues increased 5.4% and 5.8% in the three months and year ended December 31, 2018, respectively, compared to the prior year. The increase in revenues was primarily driven by increased prescription volume and branded drug price inflation, partially offset by continued reimbursement pressure and the impact of recent generic introductions.

•
Front store revenues remain approximately 23% of total Retail/LTC segment revenues. Front store revenues increased in the three months and year ended December 31, 2018 compared to the prior year primarily driven by increases in health product sales.

•
Total prescription volume grew 8.6% and 8.8%, on a 30-day equivalent basis, for the three months and year ended December 31, 2018, respectively, compared to the prior year. The growth was driven mainly by the continued adoption of patient care programs and collaborations with PBMs as well as preferred status in a number of Medicare Part D networks during 2018.

•
Operating income (loss) for the three months and year ended December 31, 2018 reflects goodwill impairment charges of $2.2 billion and $6.1 billion, respectively, related to the LTC reporting unit (described further below). In addition to the goodwill impairment charges, the decline in operating income also was due to increased operating expenses as a result of the investment of a portion of the savings from the TCJA in wages and benefits.

•
The LTC business has continued to experience industry wide challenges that have impacted our ability to grow the business at the rate that was originally estimated when the Company acquired Omnicare, Inc. in 2015. These challenges include lower occupancy rates in skilled nursing facilities, significant deterioration in the financial health of numerous skilled nursing facility customers which resulted in a number of customer bankruptcies in 2018, and continued facility reimbursement pressures. As a result of these challenges, a goodwill impairment charge of $3.9 billion was recorded during the second quarter of 2018. During the fourth quarter of 2018, the LTC reporting unit missed its forecast primarily due to operational issues and customer liquidity issues, including one significant customer bankruptcy. Additionally, LTC management submitted an updated final budget for 2019 which showed significant additional deterioration in the reporting unit’s projected financial results for 2019 compared to the analysis performed in the second quarter of 2018, primarily due to continued industry and operational challenges, which also caused management to make further updates to their long term forecast beyond 2019. Based on these updated financial projections, management determined that there were indicators that the goodwill of the LTC business may be further impaired, and accordingly, an interim goodwill impairment test was performed as of December 31, 2018. The results of the impairment test showed that the fair value of the LTC business was lower than the carrying value resulting in a $2.2 billion goodwill impairment charge. In addition to the lower financial projections, lower market multiples of the peer group companies contributed to the amount of the goodwill impairment charge.

Refer to supplemental information on page 19 for additional information regarding the performance of the Retail/LTC segment.

Health Care Benefits Segment

On November 28, 2018, CVS Health completed the acquisition of Aetna. The Health Care Benefits segment is equivalent to the former Aetna Health Care segment. The Health Care Benefits segment provides a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the period from November 28, 2018 to December 31, 2018 are as follows:

In millions
Revenues	$5,549
Operating income	276
Medical membership as of December 31, 2018	22.1

•
Revenues and operating income for the Health Care Benefits segment include results for the period from November 28, 2018 to December 31, 2018 and therefore are not directly comparable to the former Aetna Health Care segment results for the fourth quarter of 2017.

•
Medical membership as of December 31, 2018 remained relatively consistent compared with September 30, 2018, reflecting decreases in Commercial insured and Medicaid products, largely offset by increases in Commercial ASC and Medicare products.

Refer to supplemental information on page 20 for additional information regarding the performance of the Health Care Benefits segment.

2019 Guidance

The Company’s full year 2019 consolidated GAAP operating income is projected to be in the range of $11.7 billion to $12.1 billion while adjusted operating income is projected to be in the range of $14.8 billion to $15.2 billion. GAAP diluted EPS from continuing operations is projected to be in the range of $4.88 to $5.08, and Adjusted EPS is projected to be in the range of $6.68 to $6.88. The adjustments between GAAP operating income and GAAP diluted EPS from continuing operations and adjusted operating income and Adjusted EPS include adding back amortization of intangible assets and integration costs related to the acquisition of Aetna. The Company expects to continue to generate strong cash flows in 2019, with projected cash flow from operations between $9.8 billion and $10.3 billion.
Mr. Merlo added, “2019 will be a year of transition as we integrate Aetna and focus on key pillars of our growth strategy. We are fully aware of the need to address the impact of certain headwinds that are having a disproportionate impact in 2019 compared to prior years, and importantly, we are taking comprehensive actions to move past them. We understand acutely the importance of balancing near-term execution with longer-term vision, and we are confident that our actions will position us well in 2020 and beyond.”

Non-GAAP Financial Information

Adjusted Operating Income, Adjusted EPS and Free Cash Flow are non-GAAP financial measures. Reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure are presented in the tables later in this press release.

Teleconference and Webcast

The Company will be holding a conference call today for investors at 8:30 am (EST) to discuss its fourth quarter and full year results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Health is the nation’s premier health innovation company helping people on their path to better health. Whether in one of its pharmacies or through its health services and plans, CVS Health is pioneering a bold new approach to total health by making quality care more affordable, accessible, simple and seamless. CVS Health is community-based and locally focused, engaging consumers with the care they need when and where they need it. The Company has more than 9,900 retail locations, approximately 1,100 walk-in medical clinics, a leading pharmacy benefits manager with approximately 92 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services, and a leading stand-alone Medicare Part D prescription drug plan. CVS Health also serves an estimated 38 million people through traditional, voluntary and consumer-directed health insurance products and related services, including rapidly expanding Medicare Advantage offerings. This innovative health care model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include the information under the headings “2019 Guidance” and the related footnotes and reconciliations and the information in Mr. Merlo’s quoted statements. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

You are cautioned not to place undue reliance on CVS Health’s forward looking statements. These forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions, except per share amounts	2018	2017 (1)	2018	2017 (1)
Revenues:
Products	$47,875	$47,234	$183,910	$180,063
Premiums	5,500	826	8,184	3,558
Services	874	325	1,825	1,144
Net investment income	175	6	660	21
Total revenues	54,424	48,391	194,579	184,786
Operating costs:
Cost of products sold	40,564	40,097	156,447	153,448
Benefit costs	4,195	395	6,594	2,810
Goodwill impairments	2,228	46	6,149	181
Operating expenses	6,613	4,739	21,368	18,809
Total operating costs	53,600	45,277	190,558	175,248
Operating income	824	3,114	4,021	9,538
Interest expense	733	303	2,619	1,062
Other expense (income)	(11)	2	(4)	208
Income before income tax provision	102	2,809	1,406	8,268
Income tax provision (benefit)	524	(478)	2,002	1,637
Income (loss) from continuing operations	(422)	3,287	(596)	6,631
Income (loss) from discontinued operations, net of tax	1	—	—	(8)
Net income (loss)	(421)	3,287	(596)	6,623
Net (income) loss attributable to noncontrolling interests	2	—	2	(1)
Net income (loss) attributable to CVS Health	$(419)	$3,287	$(594)	$6,622

Basic earnings (loss) per share:
Income (loss) from continuing operations attributable to CVS Health	$(0.37)	$3.23	$(0.57)	$6.48
Loss from discontinued operations attributable to CVS Health	$—	$—	$—	$(0.01)
Net income (loss) attributable to CVS Health	$(0.37)	$3.23	$(0.57)	$6.47
Weighted average basic shares outstanding	1,121	1,014	1,044	1,020
Diluted earnings (loss) per share:
Income (loss) from continuing operations attributable to CVS Health	$(0.37)	$3.22	$(0.57)	$6.45
Loss from discontinued operations attributable to CVS Health	$—	$—	$—	$(0.01)
Net income (loss) attributable to CVS Health	$(0.37)	$3.22	$(0.57)	$6.44
Weighted average diluted shares outstanding	1,121	1,018	1,044	1,024
Dividends declared per share	$0.50	$0.50	$2.00	$2.00

_____________________________________________

(1)
The condensed consolidated statements of operations for the three months and year ended December 31, 2017 have been retrospectively adjusted to reflect (i) a change to the Company’s cost allocation methodology effective January 1, 2018 and (ii) the reclassification of interest income from interest expense, net to net investment income within revenues to conform with insurance company presentation. See Supplemental Information later in this press release for further discussion.

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
In millions	2018	2017
Assets:
Cash and cash equivalents	$4,059	$1,696
Investments	2,522	111
Accounts receivable, net	17,631	13,181
Inventories	16,450	15,296
Other current assets	4,581	945
Total current assets	45,243	31,229
Long-term investments	15,732	112
Property and equipment, net	11,349	10,292
Goodwill	78,678	38,451
Intangible assets, net	36,524	13,630
Separate accounts assets	3,884	—
Other assets	5,046	1,417
Total assets	$196,456	$95,131

Liabilities:
Accounts payable	$8,925	$8,863
Pharmacy claims and discounts payable	12,302	10,355
Health care costs payable	5,210	5
Policyholders’ funds	2,939	—
Accrued expenses	10,711	6,581
Other insurance liabilities	1,937	23
Short-term debt	720	1,276
Current portion of long-term debt	1,265	3,545
Total current liabilities	44,009	30,648
Long-term debt	71,444	22,181
Deferred income taxes	7,677	2,996
Separate accounts liabilities	3,884	—
Other long-term insurance liabilities	8,119	334
Other long-term liabilities	2,780	1,277
Total liabilities	137,913	57,436

Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	45,440	32,096
Treasury stock	(28,228)	(37,796)
Retained earnings	40,911	43,556
Accumulated other comprehensive income (loss)	102	(165)
Total CVS Health shareholders’ equity	58,225	37,691
Noncontrolling interests	318	4
Total shareholders’ equity	58,543	37,695
Total liabilities and shareholders’ equity	$196,456	$95,131

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended
	December 31,
In millions	2018	2017 (1)
Cash flows from operating activities:
Cash receipts from customers	$186,519	$176,594
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(148,821)	(146,469)
Insurance benefits paid	(7,057)	(2,810)
Cash paid to other suppliers and employees	(17,234)	(15,348)
Interest and investment income received	644	21
Interest paid	(2,803)	(1,072)
Income taxes paid	(2,383)	(2,909)
Net cash provided by operating activities	8,865	8,007

Cash flows from investing activities:
Proceeds from sales and maturities of investments	817	61
Purchases of investments	(692)	(137)
Purchases of property and equipment	(2,037)	(1,918)
Proceeds from sale-leaseback transactions	—	265
Acquisitions (net of cash acquired)	(42,226)	(1,181)
Proceeds from sale of subsidiary and other assets	832	—
Other	21	33
Net cash used in investing activities	(43,285)	(2,877)

Cash flows from financing activities:
Net repayments of short-term debt	(556)	(598)
Proceeds from issuance of long-term debt	44,343	—
Repayments of long-term debt	(5,522)	—
Derivative settlements	446	—
Repurchase of common stock	—	(4,361)
Dividends paid	(2,038)	(2,049)
Proceeds from exercise of stock options	242	329
Payments for taxes related to net share settlement of equity awards	(97)	(71)
Other	1	(1)
Net cash provided by (used in) financing activities	36,819	(6,751)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4)	1
Net increase (decrease) in cash, cash equivalents and restricted cash	2,395	(1,620)
Cash, cash equivalents and restricted cash at the beginning of the period	1,900	3,520
Cash, cash equivalents and restricted cash at the end of the period	$4,295	$1,900

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(1)
Effective January 1, 2018, the Company adopted Accounting Standards Update 2016-18, Statement of Cash Flows, which requires entities to show the changes in the total of cash, cash equivalents, and restricted cash in the statement of cash flows. The adoption of this standard resulted in a retrospective reclassification of a $55 million restricted cash outflow, which was previously reported in “acquisitions (net of cash acquired)” within cash flows from investing activities on the Company’s condensed consolidated statement of cash flows, to “net increase (decrease) in cash, cash equivalents and restricted cash.”

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended
	December 31,
In millions	2018	2017
Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$(596)	$6,623
Adjustments required to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,718	2,479
Goodwill impairments	6,149	181
Losses on settlements of defined benefit pension plans	—	187
Stock-based compensation	280	234
Deferred income taxes	87	(1,334)
Other noncash items	339	53
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(1,139)	(941)
Inventories	(1,153)	(514)
Other assets	(3)	(338)
Accounts payable and pharmacy claims and discounts payable	2,489	1,710
Health care costs payable and other insurance liabilities	(471)	—
Other liabilities	165	(333)
Net cash provided by operating activities	$8,865	$8,007

Non-GAAP Financial Measures

The following tables provide reconciliations of certain non-GAAP financial measures presented in this press release to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company is also providing reconciliations of certain non-GAAP information on a prospective basis. The Company uses the non-GAAP measures “Adjusted Operating Income,” “Adjusted EPS” and “Free Cash Flow” to assess and analyze underlying business performance and trends. Management believes that providing these non-GAAP measures enhances investors’ understanding of the Company’s performance.

For 2018 and 2017, the Company defines Adjusted Operating Income as operating income (GAAP measure) excluding the impact of certain adjustments such as acquisition-related transaction and integration costs, goodwill and long-lived asset impairments, gains/losses and transaction costs on divestitures, interest income on financing associated with proposed acquisitions (for periods prior to the acquisition), charges in connection with store rationalization, and any other items specifically identified herein. For 2019, the Company defines Adjusted Operating Income as operating income (GAAP measure) excluding the impact of certain adjustments such as the amortization of intangible assets, acquisition-related transaction and integration costs, goodwill and long-lived asset impairments, gains/losses and transaction costs on divestitures, interest income on financing associated with proposed acquisitions (for periods prior to the acquisition), charges in connection with store rationalization, and any other items specifically identified herein. Management believes that this non-GAAP measure enhances investors’ ability to compare past financial performance with its current and expected performance.

The Company defines Adjusted Earnings per share, or Adjusted EPS, as income before income tax provision (GAAP measure) excluding the impact of certain adjustments such as the amortization of intangible assets, acquisition-related transaction and integration costs, goodwill and long-lived asset impairments, gains/losses and transaction costs on divestitures, net interest expense on financing associated with proposed acquisitions (for periods prior to the acquisition), losses on settlements of defined benefit pension plans, charges in connection with store rationalization, and any other items specifically identified herein, divided by the Company’s weighted average diluted shares outstanding. Adjusted EPS for the three months and year ended December 31, 2018 is calculated utilizing weighted average diluted shares outstanding, which include 5 million and 3 million, respectively, potential common shares, as the impact of the potential common shares was dilutive. The potential common shares were excluded from the calculation of GAAP loss per share for the three months and year ended December 31, 2018, as the shares would have had an anti-dilutive effect as a result of the GAAP net loss incurred in both periods. Management believes that this non-GAAP measure enhances investors’ ability to compare the Company’s past financial performance with its current performance.

The Company defines Free Cash Flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions). Management uses this non-GAAP financial measure for internal comparisons and finds it useful in assessing year-over-year cash flow performance.

These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Adjusted Operating Income should be considered in addition to, rather than as a substitute for, operating income. Adjusted EPS should be considered in addition to, rather than as a substitute for, income before income tax provision as a measure of our performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. The Company’s definitions of Adjusted Operating Income, Adjusted EPS and Free Cash Flow may not be comparable to similarly titled measurements reported by other companies.

Adjusted Operating Income
(Unaudited)

The following is a reconciliation of operating income to adjusted operating income:

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions	2018	2017	2018	2017
Operating income (1) (GAAP measure)	$824	$3,114	$4,021	$9,538
Non-GAAP adjustments:
Acquisition-related transaction and integration costs (2)	340	34	492	65
Goodwill impairments (3)	2,228	46	6,149	181
Impairment of long-lived assets (4)	43	—	43	—
Loss on divestiture of subsidiary (5)	—	9	86	9
Charges in connection with store rationalization (6)	—	4	—	215
Interest income on financing for the acquisition of Aetna (7)	(83)	—	(536)	—
Adjusted operating income	$3,352	$3,207	$10,255	$10,008

_____________________________________________

(1)
Effective for the fourth quarter of 2018, interest income was reclassified from interest expense, net to net investment income within revenues to conform with insurance company presentation. Accordingly, operating income for the three months and year ended December 31, 2017 has been revised to include net investment income.

(2)	In 2018 and 2017, acquisition-related transaction and integration costs relate to the acquisitions of Aetna and Omnicare.

(3)
In 2018, the goodwill impairments relate to the LTC reporting unit within the Retail/LTC segment. In 2017, the goodwill impairments relate to the RxCrossroads reporting unit within the Retail/LTC segment.

(4)	The impairment of long-lived assets primarily relates to the impairment of property and equipment within the Retail/LTC segment.

(5)
In 2018, the loss on divestiture of subsidiary represents the pre-tax loss on the sale of the Company’s RxCrossroads subsidiary for $725 million on January 2, 2018. In 2017, the loss on divestiture of subsidiary represents transaction costs associated with the sale of RxCrossroads.

(6)
Charges in connection with store rationalization primarily represent charges for noncancelable lease obligations associated with stores closed in connection with the Company’s enterprise streamlining initiative.

(7)
The three months and year ended December 31, 2018 include interest income of $83 million and $536 million, respectively, related to the $40 billion of senior notes issued on March 9, 2018 (“2018 Senior Notes”). All such amounts are for the periods prior to the close of the acquisition of Aetna, which occurred on November 28, 2018.

Adjusted Earnings Per Share
(Unaudited)

The following is a reconciliation of income before income tax provision to adjusted income from continuing operations attributable to CVS Health and a calculation of Adjusted EPS:

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions, except per share amounts	2018	2017	2018	2017
Income before income tax provision (GAAP measure)	$102	$2,809	$1,406	$8,268
Non-GAAP adjustments:
Amortization of intangible assets	367	209	1,006	817
Acquisition-related transaction and integration costs (1)	340	34	492	65
Goodwill impairments (2)	2,228	46	6,149	181
Impairment of long-lived assets (3)	43	—	43	—
Loss on divestiture of subsidiary (4)	—	9	86	9
Charges in connection with store rationalization (5)	—	4	—	215
Net interest expense on financing for the acquisition of Aetna (6)	197	56	894	56
Losses on settlements of defined benefit pension plans	—	—	—	187
Adjusted income before income tax provision	3,277	3,167	10,076	9,798
Adjusted income tax provision (7)	862	1,213	2,660	3,733
Adjusted income from continuing operations	2,415	1,954	7,416	6,065
(Income) loss from continuing operations attributable to noncontrolling interests	2	—	2	(1)
Adjusted income allocable to participating securities	(2)	(5)	(12)	(22)
Adjusted income from continuing operations attributable to CVS Health	$2,415	$1,949	$7,406	$6,042

Weighted average diluted shares outstanding (8)	1,126	1,018	1,047	1,024
Adjusted EPS	$2.14	$1.92	$7.08	$5.90

_____________________________________________

(1)	In 2018 and 2017, acquisition-related transaction and integration costs relate to the acquisitions of Aetna and Omnicare.

(2)
In 2018, the goodwill impairments relate to the LTC reporting unit within the Retail/LTC segment. In 2017, the goodwill impairments relate to the RxCrossroads reporting unit within the Retail/LTC segment.

(3)	The impairment of long-lived assets primarily relates to the impairment of property and equipment within the Retail/LTC segment.

(4)
In 2018, the loss on divestiture of subsidiary represents the pre-tax loss on the sale of the Company’s RxCrossroads subsidiary for $725 million on January 2, 2018. In 2017, the loss on divestiture of subsidiary represents transaction costs associated with the sale of RxCrossroads.

(5)
Charges in connection with store rationalization primarily represent charges for noncancelable lease obligations associated with stores closed in connection with the Company’s enterprise streamlining initiative.

(6)
The three months and year ended December 31, 2018 include interest expense of $280 million and $1.4 billion, respectively, related to (i) bridge financing costs, (ii) interest expense on the $40 billion of 2018 Senior Notes and (iii) the $5 billion term loan facility. The interest expense was reduced by related interest income of $83 million and $536 million, respectively, earned on the proceeds of the 2018 Senior Notes. The three months and year ended December 31, 2017 each include interest expense of $56 million related to bridge financing costs. All amounts are for the periods prior to the close of the acquisition of Aetna, which occurred on November 28, 2018.

(7)
The Company computes its adjusted income tax provision after taking into account items excluded from adjusted income before income tax provision. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision. The adjusted income tax provision for the three months and year ended December 31, 2017, excludes the approximately $1.5 billion income tax benefit associated with the enactment of the TCJA in December 2017.

(8)
Adjusted earnings per share for the three months and year ended December 31, 2018 are calculated utilizing weighted average diluted shares outstanding, which include 5 million and 3 million, respectively, potential common shares, as the impact of the potential common shares was dilutive. The potential common shares were excluded from the calculation of GAAP loss per share for the three months and year ended December 31, 2018, as the shares would have had an anti-dilutive effect as a result of the GAAP net loss incurred in both periods.

Free Cash Flow
(Unaudited)

The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	December 31,
In millions	2018	2017
Net cash provided by operating activities (GAAP measure)	$8,865	$8,007
Subtract: Additions to property and equipment	(2,037)	(1,918)
Add: Proceeds from sale-leaseback transactions	—	265
Free cash flow	$6,828	$6,354

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services, Retail/LTC and Health Care Benefits segment performance based on operating income and operating income before the effect of nonrecurring charges and gains and certain intersegment activities.

In conjunction with the Company’s implementation of a new enterprise resource planning system in the first quarter of 2018, the Company changed the manner in which certain shared functional costs are allocated to its reportable segments. Additionally, in connection with the acquisition of Aetna on November 28, 2018, the Company reclassified interest income for the three months and year ended December 31, 2017 from interest expense, net to net investment income within revenues to conform with insurance company presentation. Segment financial information for the three months and year ended December 31, 2017, has been retrospectively adjusted to reflect these changes as shown below:

	Three Months Ended December 31, 2017
	Pharmacy	Retail/	Corporate/	Intersegment	Consolidated
In millions	Services	LTC	Other	Eliminations	Totals
Revenues, as previously reported	$34,152	$20,910	$—	$(6,677)	$48,385
Adjustments	1	—	5	—	6
Revenues, as adjusted	$34,153	$20,910	$5	$(6,677)	$48,391

Cost of products sold (1)	$31,927	$14,629	$—	$(6,470)	$40,086
Adjustments	14	(3)	—	—	11
Cost of products sold	$31,941	$14,626	$—	(6,470)	$40,097

Benefit costs (1)	$395	$—	$—	$—	$395
Adjustments	—	—	—	—	—
Benefit costs	$395	$—	$—	$—	$395

Operating expenses, as previously reported	$347	$4,187	$280	$(18)	$4,796
Adjustments	13	(19)	(5)	—	(11)
Operating expenses, as adjusted	$360	$4,168	$275	$(18)	$4,785

Operating income (loss), as previously reported	$1,483	$2,094	$(280)	$(189)	$3,108
Adjustments	(26)	22	10	—	6
Operating income (loss), as adjusted	$1,457	$2,116	$(270)	$(189)	$3,114
_____________________________________________
(1) The total of cost of products sold and benefit costs were previously reported as cost of revenues.

	Year Ended December 31, 2017
	Pharmacy	Retail/	Corporate/	Intersegment	Consolidated
In millions	Services	LTC	Other	Eliminations	Totals
Revenues, as previously reported	$130,596	$79,398	$—	$(25,229)	$184,765
Adjustments	5	—	16	—	21
Revenues, as adjusted	$130,601	$79,398	$16	$(25,229)	$184,786

Cost of products sold (1)	$121,746	$56,081	$—	$(24,417)	$153,410
Adjustments	53	(15)	—	—	38
Cost of products sold	$121,799	$56,066	$—	$(24,417)	$153,448

Benefit costs (1)	$2,810	$—	$—	$—	$2,810
Adjustments	—	—	—	—	—
Benefit costs	$2,810	$—	$—	$—	$2,810

Operating expenses, as previously reported	$1,285	$16,848	$966	$(71)	$19,028
Adjustments	50	(74)	(14)	—	(38)
Operating expenses, as adjusted	$1,335	$16,774	$952	$(71)	$18,990

Operating income (loss), as previously reported	$4,755	$6,469	$(966)	$(741)	$9,517
Adjustments	(98)	89	30	—	21
Operating income (loss), as adjusted	$4,657	$6,558	$(936)	$(741)	$9,538
_____________________________________________
(1) The total of cost of products sold and benefit costs were previously reported as cost of revenues.

The following is a reconciliation of financial measures of the Company’s segments to the accompanying condensed consolidated financial statements:

	Pharmacy	Retail/	Health Care	Corporate/	Intersegment	Consolidated
In millions	Services(1)	LTC	Benefits	Other	Eliminations(2)	Totals
Three Months Ended
December 31, 2018
Revenues (3)	$34,890	$22,029	$5,549	$131	$(8,175)	$54,424
Operating income (loss) (4)(5)	1,495	(270)	276	(466)	(211)	824
December 31, 2017
Revenues	34,153	20,910	—	5	(6,677)	48,391
Operating income (loss) (6)(7)	1,457	2,116	—	(270)	(189)	3,114
Year Ended
December 31, 2018
Revenues (3)	134,128	83,989	5,549	606	(29,693)	194,579
Operating income (loss) (4)(5)	4,699	620	276	(805)	(769)	4,021
December 31, 2017
Revenues	130,601	79,398	—	16	(25,229)	184,786
Operating income (loss) (6)(7)	4,657	6,558	—	(936)	(741)	9,538

_____________________________________________

(1)
Revenues of the Pharmacy Services segment include approximately $2.6 billion and $2.5 billion of retail co-payments for the three months ended December 31, 2018 and 2017, respectively, as well as $11.4 billion and $10.8 billion of retail co-payments for the year ended December 31, 2018 and 2017, respectively.

(2)
Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services segment and the Retail/LTC segment for 2018 and 2017. Effective November 28, 2018, intersegment eliminations also relate to intersegment revenue generating activities that occur between the Health Care Benefits segment and the Pharmacy Services segment and/or the Retail/LTC segment.

(3)
Corporate/Other segment revenues for the three months and year ended December 31, 2018 include interest income of $83 million and $536 million, respectively, related to the $40 billion of 2018 Senior Notes. All such amounts are for the periods prior to the close of the acquisition of Aetna, which occurred on November 28, 2018.

(4)
Retail/LTC segment operating income (loss) for the three months and year ended December 31, 2018 include goodwill impairment charges of $2.2 billion and $6.1 billion, respectively, related to the LTC reporting unit. Retail/LTC segment operating income (loss) for the three months and year ended December 31, 2018 also include a $43 million loss on impairment of long-lived assets primarily related to the impairment of property and equipment. Retail/LTC segment operating income for the year ended December 31, 2018 also includes an $86 million loss on the divestiture of the Company’s RxCrossroads subsidiary and $7 million of acquisition-related integration costs related to the acquisition of Omnicare.

(5)
Corporate/Other segment operating loss for the three months and year ended December 31, 2018 include $340 million and $485 million, respectively, of acquisition-related transaction and integration costs related to the acquisition of Aetna, which are included in operating expenses in the condensed consolidated statement of operations.

(6)
Retail/LTC segment operating income for the three months and year ended December 31, 2017 include $4 million and $215 million, respectively, of charges associated with store closures. Retail/LTC segment operating income for the three months and year ended December 31, 2017 include goodwill impairment charges of $46 million and $181 million, respectively, related to the RxCrossroads reporting unit. Retail/LTC segment operating income for the year ended December 31, 2017 includes $34 million of acquisition-related integration costs related to the acquisition of Omnicare.

(7)
Corporate/Other segment operating loss for the three months and year ended December 31, 2017 each include $34 million in acquisition-related transaction costs related to the acquisitions of Aetna and Omnicare and $9 million of transaction costs related to the divestiture of RxCrossroads, which are included in operating expenses in the condensed consolidated statement of operations. Corporate/Other segment operating loss for the year ended December 31, 2017 also includes a $3 million reduction in integration costs for a change in estimate related to the acquisition of Omnicare, which is included in operating expenses in the condensed consolidated statement of operations.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions, except percentages	2018	2017	2018	2017
Revenues:
Products	$34,093	$33,244	$130,264	$126,770
Premiums	677	826	3,361	3,558
Services	117	82	490	268
Net investment income	3	1	13	5
Total revenues	34,890	34,153	134,128	130,601
Cost of products sold	32,648	31,941	125,107	121,799
Benefit costs	406	395	2,805	2,810
Operating expenses	341	360	1,517	1,335
Operating expenses % of revenues	1.0%	1.1%	1.1%	1.0%
Operating income	$1,495	$1,457	$4,699	$4,657
Operating income % of revenues	4.3%	4.3%	3.5%	3.6%
Revenues (by distribution channel) (1):
Pharmacy network (2)(3)	$21,959	$21,444	$83,261	$80,891
Mail choice (4)	12,127	11,759	46,934	45,709
Other (3)	801	949	3,920	3,996
Pharmacy claims processed (5):
Total	484.6	458.7	1,889.8	1,781.9
Pharmacy network (2)	409.2	389.7	1,601.4	1,516.7
Mail choice (4)	75.4	69.0	288.4	265.2
Generic dispensing rate (5):
Total	86.9%	86.9%	87.3%	87.0%
Pharmacy network (2)	87.5%	87.5%	87.9%	87.7%
Mail choice (4)	83.6%	83.2%	83.9%	83.1%
Mail choice penetration rate (5)	15.6%	15.0%	15.3%	14.9%
_____________________________________________

(1)	Excludes net investment income.

(2)
Pharmacy network revenues, pharmacy claims processed and generic dispensing rate do not include Maintenance Choice activity, which is included within the mail choice category. Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity.

(3)	Amounts revised for the three months and year ended December 31, 2017 to reflect the reclassification of Medicare Part D premium revenues from pharmacy network revenues to other revenues.

(4)
Mail choice is defined as claims filled at a Pharmacy Services mail facility, which includes specialty mail claims inclusive of Specialty Connect® claims picked up at retail, as well as prescriptions filled at the Company’s retail pharmacies under the Maintenance Choice® program.

(5)
Includes the adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC segment’s performance for the respective periods:

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions, except percentages	2018	2017	2018	2017
Revenues:
Products	$21,793	$20,667	$83,175	$78,522
Services	236	243	814	876
Total revenues	22,029	20,910	83,989	79,398
Cost of products sold (1)	15,588	14,626	59,906	56,066
Operating expenses (2)(3)(4)	6,711	4,168	23,463	16,774
Operating expenses % of revenues	30.5%	19.9%	27.9%	21.1%
Operating income (loss)	$(270)	$2,116	$620	$6,558
Operating income (loss) % of revenues (5)	NM	10.1%	0.7%	8.3%
Revenues (by major goods/service lines):
Pharmacy	$16,751	$15,627	$64,179	$59,528
Front Store	5,066	4,981	19,055	18,769
Other	212	302	755	1,101
Prescriptions filled (6)	349.4	321.8	1,339.1	1,230.5
Revenue increase (decrease):
Total	5.4%	0.3%	5.8%	(2.1)%
Pharmacy	7.2%	0.5%	7.8%	(2.2)%
Front Store	1.7%	(0.3)%	1.5%	(1.9)%
Total prescription volume increase (6)	8.6%	2.3%	8.8%	0.6%
Same store sales increase (decrease) (7):
Total	5.7%	0.1%	6.0%	(2.6)%
Pharmacy	7.4%	0.4%	7.9%	(2.6)%
Front Store	0.5%	(0.7)%	0.5%	(2.6)%
Prescription volume (6)	9.1%	2.5%	9.1%	0.4%
Generic dispensing rate (6)	86.7%	86.8%	87.5%	87.3%

_____________________________________________

(1)
Cost of products sold for the three months ended December 31, 2017 includes a $5 million reduction in integration costs for a change in estimate. Cost of products sold for the year ended December 31, 2017 includes $2 million of acquisition-related integration costs. Those integration costs are related to the acquisition of Omnicare.

(2)
Operating expenses for the year ended December 31, 2018 includes $7 million of acquisition-related integration costs. Operating expenses for the three months and year ended December 31, 2017 include $5 million and $32 million, respectively, of acquisition-related integration costs. Those integration costs are related to the acquisition of Omnicare.

(3)
Operating expenses for the three months and year ended December 31, 2018 include goodwill impairment charges of $2.2 billion and $6.1 billion, respectively, related to the LTC reporting unit. Operating expenses for the three months and year ended December 31, 2018 include a $43 million loss on impairment of long-lived assets primarily related to the impairment of property and equipment. Operating expenses for the year ended December 31, 2018 also include an $86 million loss on the divestiture of the Company’s RxCrossroads subsidiary.

(4)
Operating expenses for the three months and year ended December 31, 2017 include goodwill impairment charges of $46 million and $181 million related to the RxCrossroads reporting unit, respectively. Operating expenses for the three months and year ended December 31, 2017 also include $4 million and $215 million, respectively, of charges associated with store closures.

(5)	Percentage for the three months ended December 31, 2018 is not meaningful.

(6)
Includes the adjustment to convert 90-day non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(7)
Same store sales and prescription volume exclude revenues from MinuteClinic, and revenue and prescriptions from stores in Brazil, LTC operations and, in 2017, from commercialization services provided through RxCrossroads.

Supplemental Information
(Unaudited)

Health Care Benefits Segment

The following table summarizes the Health Care Benefits segment’s performance for the period from November 28, 2018 to December 31, 2018:

In millions
Revenues:
Products	$164
Premiums	4,819
Services	521
Net investment income	45
Total revenues	5,549
Cost of products sold	147
Benefit costs	3,873
Operating expenses	1,253
Operating income	$276

The following table summarizes the Health Care Benefits segment’s medical membership as of December 31, 2018:

In thousands	Insured	ASC (1)	Total
Medical membership:
Commercial	3,871	13,888	17,759
Medicare Advantage	1,758	—	1,758
Medicare Supplement	793	—	793
Medicaid	1,128	663	1,791
Total medical membership	7,550	14,551	22,101

_____________________________________________

(1)	Represents self-insured membership under Administrative Services Contracts.

Adjusted Operating Income Guidance
(Unaudited)

The following reconciliation of projected operating income to projected adjusted operating income contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Adjusted Operating Income.

	Year Ending
In millions	December 31, 2019
	Low	High
Operating income (GAAP measure)	$11,770	$12,080
Non-GAAP adjustments:
Amortization of intangible assets	2,520	2,520
Acquisition-related integration costs	550	550
Adjusted operating income	$14,840	$15,150

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of projected income before income tax provision to projected adjusted income from continuing operations attributable to CVS Health and calculation of Adjusted EPS contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Adjusted EPS.

	Year Ending
In millions, except per share amounts	December 31, 2019
	Low	High
Income before income tax provision (GAAP measure)	$8,735	$9,093
Non-GAAP adjustments:
Amortization of intangible assets	2,520	2,520
Acquisition-related integration costs	550	550
Adjusted income before income tax provision	11,805	12,163
Adjusted income tax provision	3,070	3,163
Adjusted income from continuing operations	8,735	9,000
Income from continuing operations attributable to noncontrolling interests	—	—
Adjusted income allocable to participating securities	—	—
Adjusted income from continuing operations attributable to CVS Health	$8,735	$9,000

Weighted average diluted shares outstanding	1,308	1,308
Adjusted EPS	$6.68	$6.88